SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

______________

SCHEDULE 13D

(Rule 13d-101)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO

RULE 13d-2(a)

(Amendment No. 3)1

Forward Air Corporation

(Name of Issuer)

Common Stock, $0.01 par value

(Title of Class of Securities)

349853101

(CUSIP Number)

FREDERICK DiSANTO

c/o Ancora HOLDINGS GROUP, LLC

6060 Parkland Boulevard, Suite 200

Cleveland, Ohio 44124

(216) 825-4000

STEVE WOLOSKY

RYAN NEBEL

OLSHAN FROME WOLOSKY LLP

1325 Avenue of the Americas

New York, New York 10019

(212) 451-2300

(Name, Address and Telephone Number of Person

Authorized to Receive Notices and Communications)

February 10, 2022

(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box ☐.

1              The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 349853101

1	NAME OF REPORTING PERSON

Ancora Merlin, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		14,920
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

14,920
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

14,920
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

CUSIP No. 349853101

1	NAME OF REPORTING PERSON

Ancora Merlin Institutional, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		175,724
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

175,724
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

175,724
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

CUSIP No. 349853101

1	NAME OF REPORTING PERSON

Ancora Catalyst, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		15,563
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

15,563
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

15,563
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

CUSIP No. 349853101

1	NAME OF REPORTING PERSON

Ancora Catalyst Institutional, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		178,397
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

178,397
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

178,397
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

CUSIP No. 349853101

1	NAME OF REPORTING PERSON

Ancora Catalyst SPV I LP – Series I*
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		80,581
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

80,581
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

80,581
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

*This Series I is part of a series of Ancora Catalyst SPV I LP, a series limited partnership.

CUSIP No. 349853101

1	NAME OF REPORTING PERSON

Ancora Catalyst SPV I LP – Series J*
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		391,680
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

391,680
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

391,680
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Approximately 1.5%
14	TYPE OF REPORTING PERSON

PN

*This Series J is part of a series of Ancora Catalyst SPV I LP, a series limited partnership.

CUSIP No. 349853101

1	NAME OF REPORTING PERSON

Ancora Catalyst SPV I LP – Series K*
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

- 0 -
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0%
14	TYPE OF REPORTING PERSON

PN

*This Series K is part of a series of Ancora Catalyst SPV I LP, a series limited partnership.

CUSIP No. 349853101

1	NAME OF REPORTING PERSON

Ancora Catalyst SPV I LP – Series L*
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

- 0 -
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0%
14	TYPE OF REPORTING PERSON

PN

*This Series L is part of a series of Ancora Catalyst SPV I LP, a series limited partnership.

CUSIP No. 349853101

1	NAME OF REPORTING PERSON

Ancora Catalyst SPV I SPC Ltd. – Segregated Portfolio E
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

CAYMAN ISLANDS
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		359,349
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

359,349
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

359,349
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

1.3%
14	TYPE OF REPORTING PERSON

CO

CUSIP No. 349853101

1	NAME OF REPORTING PERSON

Ancora Advisors, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

NEVADA
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

- 0 -
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0%
14	TYPE OF REPORTING PERSON

IA, OO

CUSIP No. 349853101

1	NAME OF REPORTING PERSON

Ancora Alternatives LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO, AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

OHIO
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		1,400,991
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

1,400,991
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,400,991
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

5.2%
14	TYPE OF REPORTING PERSON

IA, OO

CUSIP No. 349853101

1	NAME OF REPORTING PERSON

Ancora Family Wealth Advisors, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO, AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

OHIO
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		100
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

100
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

100
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

IA, OO

CUSIP No. 349853101

1	NAME OF REPORTING PERSON

The Ancora Group LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

OHIO
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

- 0 -
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0%
14	TYPE OF REPORTING PERSON

OO

CUSIP No. 349853101

1	NAME OF REPORTING PERSON

Inverness Holdings, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO, AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		100
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

100
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

100
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

OO

CUSIP No. 349853101

1	NAME OF REPORTING PERSON

Ancora Holdings Group, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO, AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

OHIO
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		1,401,091
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

1,401,091
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,401,091
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

5.2%
14	TYPE OF REPORTING PERSON

OO

CUSIP No. 349853101

1	NAME OF REPORTING PERSON

Frederick DiSanto
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

USA
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		1,401,091
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

1,401,091
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,401,091
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

5.2%
14	TYPE OF REPORTING PERSON

IN

CUSIP No. 349853101

The following constitutes Amendment No. 3 to the Schedule 13D filed by the undersigned (“Amendment No. 3”). This Amendment No. 3 amends the Schedule 13D as specifically set forth herein.

Item 2.	Identity and Background.

Item 2(a) is amended and restated to read as follows:

(a)	This statement is filed by:

(i)	Ancora Merlin, LP, a Delaware limited partnership (“Ancora Merlin”), with respect to the Shares directly and beneficially owned by it;

(ii)	Ancora Merlin Institutional, LP, a Delaware limited partnership (“Ancora Merlin Institutional”), with respect to the Shares directly and beneficially owned by it;

(iii)	Ancora Catalyst, LP, a Delaware limited partnership (“Ancora Catalyst”), with respect to the Shares directly and beneficially owned by it;

(iv)	Ancora Catalyst Institutional, LP, a Delaware limited partnership (“Ancora Catalyst Institutional”), with respect to the Shares directly and beneficially owned by it;

(v)	Ancora Catalyst SPV I LP – Series I, a series of Ancora Catalyst SPV I LP, a Delaware limited partnership (“Ancora SPV I”), with respect to the Shares directly and beneficially owned by it;

(vi)	Ancora Catalyst SPV I LP – Series J, a series of Ancora Catalyst SPV I LP, a Delaware limited partnership (“Ancora SPV J”), with respect to the Shares directly and beneficially owned by it;

(vii)	Ancora Catalyst SPV I LP – Series K, a series of Ancora Catalyst SPV I LP, a Delaware limited partnership (“Ancora SPV K”), with respect to the Shares directly and beneficially owned by it;

(viii)	Ancora Catalyst SPV I LP – Series L, a series of Ancora Catalyst SPV I LP, a Delaware limited partnership (“Ancora SPV L” and together with Ancora Merlin, Ancora Merlin Institutional, Ancora Catalyst, Ancora Catalyst Institutional, Ancora SPV I, Ancora SPV J and Ancora SPV K, the “Ancora LP Funds”), with respect to the Shares directly and beneficially owned by it;

(ix)	Ancora Catalyst SPV I SPC Ltd. – Segregated Portfolio E, a Cayman Islands segregated portfolio company (“Ancora SPC E” and together with the Ancora LP Funds, the “Ancora Funds”), with respect to the Shares directly and beneficially owned by it;

(x)	Ancora Advisors, LLC, a Nevada limited liability company (“Ancora Advisors”), as the investment advisor to a certain separately managed account (the “Ancora Advisors SMA”);

CUSIP No. 349853101

(xi)	Ancora Alternatives LLC, an Ohio limited liability company (“Ancora Alternatives”), as the general partner of each of the Ancora LP Funds and as the investment advisor to each of the Ancora Funds and certain separately managed accounts (the “Ancora Alternatives SMAs”);

(xii)	Ancora Family Wealth Advisors, LLC, an Ohio limited liability company (“Ancora Family Wealth”), as the investment advisor to certain separately managed accounts (the “Ancora Family Wealth SMAs”);

(xiii)	The Ancora Group LLC, an Ohio limited liability company (“Ancora LLC”), as the sole member of Ancora Advisors;

(xiv)	Inverness Holdings LLC, a Delaware limited liability company (“Inverness Holdings”), as the sole member of Ancora Family Wealth;

(xv)	Ancora Holdings Group, LLC, a Delaware limited liability company (“Ancora Holdings”), as the sole member of each of Ancora Alternatives and Inverness Holdings and as the sole member of Ancora LLC; and

(xvi)	Frederick DiSanto, as the Chairman and Chief Executive Officer of Ancora Holdings.

Item 3.	Source and Amount of Funds or Other Consideration.

Item 3 is hereby amended and restated to read as follows:

The Shares purchased by each of the Ancora Funds and held in the Ancora Advisors SMA and the Ancora Family Wealth SMA were purchased with working capital (which may, at any given time, include margin loans made by brokerage firms in the ordinary course of business). The aggregate purchase price of the 14,920 Shares owned directly by Ancora Merlin is approximately $755,911, including brokerage commissions. The aggregate purchase price of the 175,724 Shares owned directly by Ancora Merlin Institutional is approximately $8,987,252, including brokerage commissions. The aggregate purchase price of the 15,563 Shares owned directly by Ancora Catalyst is approximately $879,123, including brokerage commissions. The aggregate purchase price of the 178,397 Shares owned directly by Ancora Catalyst Institutional is approximately $9,124,371, including brokerage commissions. The aggregate purchase price of the 80,581 Shares owned directly by Ancora SPV I is approximately $4,735,283, including brokerage commissions. The aggregate purchase price of the 391,680 Shares owned directly by Ancora SPV J is approximately $23,722,588, including brokerage commissions. The aggregate purchase price of the 359,349 Shares owned directly by Ancora SPC E is approximately $24,114,171, including brokerage commissions. The aggregate purchase price of the 184,777 Shares held in the Ancora Alternatives SMAs is approximately $15,265,339, including brokerage commissions. The aggregate purchase price of the 100 Shares held by the Ancora Family Wealth SMA is approximately $9,067, including brokerage commissions.

Item 5.	Interest in Securities of the Issuer.

Items 5(a) – (c) are hereby amended and restated to read as follows:

The aggregate percentage of Shares reported owned by each person named herein is based upon 26,958,243 Shares outstanding as of November 4, 2021 which is the total number of Shares outstanding as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2021.

CUSIP No. 349853101

A.	Ancora Merlin

(a)	As of the close of business on February 14, 2022, Ancora Merlin beneficially owned directly 14,920 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 14,920
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 14,920

B.	Ancora Merlin Institutional

(a)	As of the close of business on February 14, 2022, Ancora Merlin Institutional beneficially owned directly 175,724 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 175,724
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 175,724

C.	Ancora Catalyst

(a)	As of the close of business on February 14, 2022, Ancora Catalyst beneficially owned directly 15,563 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 15,563
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 15,563

D.	Ancora Catalyst Institutional

(a)	As of the close of business on February 14, 2022, Ancora Catalyst Institutional beneficially owned directly 178,397 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 178,397
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 178,397

CUSIP No. 349853101

E.	Ancora SPV I

(a)	As of the close of business on February 14, 2022, Ancora SPV I beneficially owned directly 80,581 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 80,581
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 80,581

F.	Ancora SPV J

(a)	As of the close of business on February 14, 2022, Ancora SPV J beneficially owned directly 391,680 Shares.

Percentage: 1.5%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 391,680
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 391,680

G.	Ancora SPV K

(a)	As of the close of business on February 14, 2022, Ancora SPV K does not beneficially own any Shares.

Percentage: 0%

(b)	1. Sole power to vote or direct vote: 0 2. Shared power to vote or direct vote: 0 3. Sole power to dispose or direct the disposition: 0 4. Shared power to dispose or direct the disposition: 0

H.	Ancora SPV L

(a)	As of the close of business on February 14, 2022, Ancora SPV L does not beneficially own any Shares.

Percentage: 0%

(b)	1. Sole power to vote or direct vote: 0 2. Shared power to vote or direct vote: 0 3. Sole power to dispose or direct the disposition: 0 4. Shared power to dispose or direct the disposition: 0

I.	Ancora SPC E

(a)	As of the close of business on February 14, 2022, Ancora SPC E beneficially owned directly 359,349 Shares.

CUSIP No. 349853101

Percentage: Approximately 1.3%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 359,349
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 359,349

J.	Ancora Advisors

(a)	As of the close of business on February 14, 2022, Ancora Advisors does not beneficially own any Shares.

Percentage: 0%

(b)	1. Sole power to vote or direct vote: 0 2. Shared power to vote or direct vote: 0 3. Sole power to dispose or direct the disposition: 0 4. Shared power to dispose or direct the disposition: 0

K.	Ancora Alternatives

(a)	Ancora Alternatives, as the investment advisor to each of the Ancora Funds and the Ancora Alternatives SMAs and the general partner of each of the Ancora LP Funds, may be deemed to beneficially own 1,400,991 Shares consisting of (i) 14,920 Shares beneficially owned directly by Ancora Merlin, (ii) 175,724 Shares beneficially owned directly by Ancora Merlin Institutional, (iii) 15,563 Shares beneficially owned directly by Ancora Catalyst, (iv) 178,397 Shares beneficially owned directly by Ancora Catalyst Institutional, (v) 80,581 Shares beneficially owned directly by Ancora SPV I, (vi) 391,680 Shares beneficially owned directly by Ancora SPV J, (vii) 359,349 Shares beneficially owned directly by Ancora SPC E and (viii) 184,777 Shares held in the Ancora Alternatives SMAs.

Percentage: Approximately 5.2%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 1,400,991
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 1,400,991

L.	Ancora Family Wealth

(a)	As of the close of business on February 14, 2022, 100 Shares were held in the Ancora Family Wealth SMA. Ancora Family Wealth, as the investment advisor to the Ancora Family Wealth SMA, may be deemed to beneficially own the 100 Shares held in the Ancora Family Wealth SMA.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 0 2. Shared power to vote or direct vote: 100 3. Sole power to dispose or direct the disposition: 0 4. Shared power to dispose or direct the disposition: 100

CUSIP No. 349853101

M.	Ancora LLC

(a)	As of the close of business on February 14, 2022, Ancora LLC. does not beneficially own any Shares.

Percentage: 0%

(b)	1. Sole power to vote or direct vote: 0 2. Shared power to vote or direct vote: 0 3. Sole power to dispose or direct the disposition: 0 4. Shared power to dispose or direct the disposition: 0

N.	Inverness Holdings

(a)	Inverness Holdings, as the sole member of Ancora Family Wealth, may be deemed to beneficially own the 100 Shares held in the Ancora Family Wealth SMA.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 0 2. Shared power to vote or direct vote: 100 3. Sole power to dispose or direct the disposition: 0 4. Shared power to dispose or direct the disposition: 100

O.	Ancora Holdings

(a)	Ancora Holdings, as the sole member of each of Ancora Alternatives and Inverness Holdings, and as the sole shareholder of Ancora LLC, may be deemed to beneficially own 1,401,091 Shares consisting of (i) 14,920 Shares beneficially owned directly by Ancora Merlin, (ii) 175,724 Shares beneficially owned directly by Ancora Merlin Institutional, (iii) 15,563 Shares beneficially owned directly by Ancora Catalyst, (iv) 178,397 Shares beneficially owned directly by Ancora Catalyst Institutional, (v) 80,581 Shares beneficially owned directly by Ancora SPV I, (vi) 391,680 Shares beneficially owned directly by Ancora SPV J, (vii) 359,349 Shares beneficially owned directly by Ancora SPC E, (viii) 184,777 Shares held in the Ancora Alternatives SMAs and (ix) 100 Shares held in the Ancora Family Wealth SMA.

Percentage: Approximately 5.2%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 1,401,091
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 1,401,091

P.	Mr. DiSanto

(a)	Mr. DiSanto, as the Chairman and Chief Executive Officer of Ancora Holdings, may be deemed to beneficially own 1,401,091 Shares consisting of (i) 14,920 Shares beneficially owned directly by Ancora Merlin, (ii) 175,724 Shares beneficially owned directly by Ancora Merlin Institutional, (iii) 15,563 Shares beneficially owned directly by Ancora Catalyst, (iv) 178,397 Shares beneficially owned directly by Ancora Catalyst Institutional, (v) 80,581 Shares beneficially owned directly by Ancora SPV I, (vi) 391,680 Shares beneficially owned directly by Ancora SPV J, (vii) 359,349 Shares beneficially owned directly by Ancora SPC E, (viii) 184,777 Shares held in the Ancora Alternatives SMAs and (ix) 100 Shares held in the Ancora Family Wealth SMA.

CUSIP No. 349853101

Percentage: Approximately 5.2%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 1,401,091
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 1,401,091

The filing of this Schedule 13D shall not be deemed an admission that the Reporting Persons are, for purposes of Section 13(d) of the Exchange Act, the beneficial owners of any securities of the Issuer that he, she or it does not directly own. Each of the Reporting Persons specifically disclaims beneficial ownership of the securities reported herein that he or it does not directly own.

(c)	The transactions in the Shares by the Reporting Persons during the past sixty days are set forth in Schedule A and are incorporated herein by reference. All of such transactions were effected in the open market unless otherwise noted.

CUSIP No. 349853101

SIGNATURES

After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2022

Ancora Merlin, LP
Ancora Merlin Institutional, LP
Ancora Catalyst, LP
Ancora Catalyst Institutional, LP
Ancora Catalyst SPV I LP – Series I
Ancora Catalyst SPV I LP – Series J
Ancora Catalyst SPV I LP – Series K
Ancora Catalyst SPV I LP – Series L

By:	Ancora Alternatives LLC, its Investment Advisor and General Partner

By:	Ancora Holdings Group, LLC, its Sole Member

By:	/s/ Frederick DiSanto
	Name:	Frederick DiSanto
	Title:	Chairman and Chief Executive Officer

Ancora Catalyst SPV I SPC Ltd. – Segregated Portfolio E

By:	Ancora Alternatives LLC, its Investment Advisor

By:	Ancora Holdings Group, LLC, its Sole Member

By:	/s/ Frederick DiSanto
	Name:	Frederick DiSanto
	Title:	Chairman and Chief Executive Officer

Ancora Alternatives LLC

By:	Ancora Holdings Group, LLC, its Sole Member

By:	/s/ Frederick DiSanto
	Name:	Frederick DiSanto
	Title:	Chairman and Chief Executive Officer

CUSIP No. 349853101

Ancora Advisors, LLC

By:	The Ancora Group LLC, its Sole Member

By:	Ancora Holdings Group, LLC, its Sole Member

By:	/s/ Frederick DiSanto
	Name:	Frederick DiSanto
	Title:	Chairman and Chief Executive Officer

Ancora Family Wealth Advisors, LLC

By:	Inverness Holdings LLC, its Sole Member

By:	Ancora Holdings Group, LLC, its Sole Member

By:	/s/ Frederick DiSanto
	Name:	Frederick DiSanto
	Title:	Chairman and Chief Executive Officer

The Ancora Group LLC

By:	Ancora Holdings Group, LLC, its Sole Member

By:	/s/ Frederick DiSanto
	Name:	Frederick DiSanto
	Title:	Chairman and Chief Executive Officer

Inverness Holdings LLC

By:	Ancora Holdings Group, LLC, its Sole Member

By:	/s/ Frederick DiSanto
	Name:	Frederick DiSanto
	Title:	Chairman and Chief Executive Officer

Ancora Holdings Group, LLC,

By:	/s/ Frederick DiSanto
	Name:	Frederick DiSanto
	Title:	Chairman and Chief Executive Officer

CUSIP No. 349853101

/s/ Frederick DiSanto
Frederick DiSanto

CUSIP No. 349853101

SCHEDULE A

Transactions in Securities of the Issuer During the Past Sixty Days

Nature of Transaction	Amount of Securities Purchased/(Sold)	Price per Security ($)	Date of Purchase/Sale

ANCORA MERLIN, LP

Sale of Common Stock	(192)	120.1390	12/28/2021
Sale of Common Stock	(622)	105.2044	02/10/2022
Sale of Common Stock	(264)	100.4226	02/14/2022

ANCORA MERLIN INSTITUTIONAL, LP

Sale of Common Stock	(2,308)	120.1390	12/28/2021
Sale of Common Stock	(7,334)	105.2044	02/10/2022
Sale of Common Stock	(3,110)	100.4226	02/14/2022

ANCORA CATALYST, LP

Sale of Common Stock	(200)	120.0640	12/28/2021
Sale of Common Stock	(650)	105.1813	02/10/2022
Sale of Common Stock	(275)	100.4226	02/14/2022

ANCORA CATALYST INSTITUTIONAL, LP

Sale of Common Stock	(2,300)	120.1325	12/28/2021
Sale of Common Stock	(7,442)	105.2023	02/10/2022
Sale of Common Stock	(3,156)	100.4226	02/14/2022

ANCORA CATALYST SPV I LP – SERIES I

Sale of Common Stock	(3,363)	105.1999	02/10/2022
Sale of Common Stock	(1,426)	100.4226	02/14/2022

ANCORA CATALYST SPV I LP – SERIES J

Sale of Common Stock	(16,348)	105.2034	02/10/2022
Sale of Common Stock	(6,932)	100.4226	02/14/2022

ANCORA CATALYST SPV I SPC LTD. – SEGREGATED PORTFOLIO E

Sale of Common Stock	(14,999)	105.2034	02/10/2022
Sale of Common Stock	(6,360)	100.4226	02/14/2022

ANCORA ALTERNATIVES, LLC

(through the Ancora Alternatives SMAs)

Sale of Common Stock	(1,201)	105.2044	02/10/2022
Sale of Common Stock	(6,512)	105.2075	02/10/2022
Sale of Common Stock	(509)	100.4226	02/14/2022
Sale of Common Stock	(2,760)	100.4226	02/14/2022